UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Thomsen, Mikal J.
   Western Wireless Corporation
   3650 131st Avenue SE
   Bellevue, WA  98006
   USA
2. Issuer Name and Ticker or Trading Symbol
   Western Wireless Corporation
   WWCA
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   May 31, 2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Director and President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Class A Common Stock       |5/30/2|P   | |10,000            |A  |$3.496     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/17/2|P   | |10,000            |A  |$4.14      |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/16/2|P   | |15,000            |A  |$4.1967    |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/15/2|P   | |5,000             |A  |$4.00      |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/14/2|P   | |10,000            |A  |$3.87      |75,000             |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |      |    | |                  |   |           |2,000              |I     |By family trust            |
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Class A Common Stock       |5/20/2|P   | |2,370             |A  |$3.90      |                   |I     |By PN Cellular, Inc.(1)    |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/27/2|P   | |13,447            |A  |$3.97      |                   |I     |By PN Cellular, Inc.(1)    |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/15/2|P   | |25,103            |A  |$4.07      |40,920             |I     |By PN Cellular, Inc.(1)    |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/20/2|P   | |2047              |A  |$3.90      |                   |I     |By Stanton Communications C|
                           |002   |    | |                  |   |           |                   |      |orp.(1)                    |
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Class A Common Stock       |5/17/2|P   | |11,617            |A  |$3.97      |                   |I     |By Stanton Communications C|
                           |002   |    | |                  |   |           |                   |      |orp.(1)                    |
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Class A Common Stock       |5/15/2|P   | |21,686            |A  |$4.07      |35,350             |I     |By Stanton Communications C|
                           |002   |    | |                  |   |           |                   |      |orp.(1)                    |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Pro rata shares that may be deemed to be beneficially owned by the reporting person through his ownership interests in PN Cellular, Inc. and Stanton Communications Corporation. The reporting person does not have voting control over such shares.

SIGNATURE OF REPORTING PERSON
/s/ Mikal J. Thomsen
DATE
June 7, 2002